Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Atossa Genetics Inc.

Seattle, Washington

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Pre-effective Amendment No.1 to the Registration Statement on Form S-1 (No. 333-208236) of our report dated March 30, 2015, relating to the consolidated financial statements of Atossa Genetics Inc., which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Seattle, Washington

December 16, 2015